NEWS RELEASE

BIOLASE NAMES CURRENT DIRECTOR ALEXANDER K. ARROW
PRESIDENT AND CHIEF OPERATING OFFICER

IRVINE, CA (June 7, 2013) — BIOLASE, Inc. (NASDAQ:BIOL), the world’s leading manufacturer and distributor of dental lasers, announced today that medical technology executive and current Director Alexander K. Arrow, M.D., has been named President and Chief Operating Officer. Dr. Arrow will report directly to Federico Pignatelli, the Chairman and Chief Executive Officer.

Dr. Arrow, 42, has served on BIOLASE’s Board of Directors since July 2010, and the Board of cardiovascular start-up Rindex Medical since June 2011. Most recently he served as the Chief Medical and Strategic Officer of Circuit Therapeutics, Inc., a Stanford-affiliated neurological device company seeking to commercialize optogenetics-enabled products, since July 2012. From 2007 through 2012, Dr. Arrow was the Chief Financial Officer of Arstasis, Inc., a 115-employee cardiology device manufacturer. From 2002 to 2007, Dr. Arrow headed medical technology equity research at the global investment bank Lazard, where he provided research coverage on BIOLASE, among other companies. Dr. Arrow also spent two years as Chief Financial Officer of the Patent & License Exchange, Inc. He was awarded an M.D. from Harvard Medical School in 1996 and a B.A. in Biophysics, magna cum laude, from Cornell University in 1992.

“I couldn’t be more excited about the tremendous prospects for BIOLASE,” said Dr. Arrow. “My first task will be to expand the proportion of dentists who are enthusiastic owners of BIOLASE’s products and make our revolutionary WaterLase technology the standard of care for patients.”

“The dental market alone makes BIOLASE an extraordinary growth opportunity. When coupled with the potential for our unique tissue-ablating laser technology through strategic partnerships in orthopedics, ophthalmology, ENT, podiatry, and dermatology, all with FDA clearances and broad patent protection, I have one of the most exciting jobs in all of med tech,” concluded Dr. Arrow.

Federico Pignatelli, Chairman and Chief Executive Officer, said, “I am extremely pleased to have the knowledgeable and energetic Dr. Arrow take on the role of President and COO. I appreciate the medical technology management experience that he brings to the Company and I know he will contribute greatly to BIOLASE’s continued revenue growth, improved financial performance, and marketplace recognition.”

About BIOLASE, Inc.
BIOLASE, Inc. is a biomedical company that develops, manufactures, and markets innovative lasers in dentistry and medicine and also markets and distributes high-end 2D and 3D digital imaging equipment and CAD/CAM intraoral scanners; products that are focused on technologies that advance the practice of dentistry and medicine. The Company’s proprietary laser products incorporate over 350 patented and patent-pending technologies designed to provide biologically clinically superior performance with less pain and faster recovery times. Its imaginative products provide cutting-edge technology at competitive prices to deliver the best results for dentists and patients. BIOLASE’s principal products are revolutionary dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment. BIOLASE® has sold more than 22,500 lasers. Other laser products under development address ophthalmology and other medical and consumer markets.

For updates and information on WaterLase® and laser dentistry, find BIOLASE online at www.biolase.com, Facebook at www.facebook.com/biolaseinc, Twitter at www.twitter.com/biolaseinc, Pinterest at www.pinterest.com/biolase, LinkedIn at www.linkedin.com/company/biolase, Instagram at www.instagram.com/biolaseinc and YouTube at www.youtube.com/biolasevideos.

BIOLASE® and WaterLase® are registered trademarks of BIOLASE, Inc.

For further information, please contact:
Michael Porter
Porter, LeVay & Rose, Inc.
212-564-4700